UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported):
September 27, 2006
UNITED BANCORPORATION OF ALABAMA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	2-78572 (Commission File Number)	63-0833573 (IRS Employer Identification No.)

P.O. Drawer 8 Atmore, Alabama (Address of principal executive offices)	36504 (Zip Code)
Registrant’s telephone number, including area code:
(251) 446-6000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The information provided in Item 2.03 is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.
     On September 27, 2006, the Registrant raised approximately $10 million in net proceeds from an offering of “trust preferred” securities in a private placement purchased by TWE, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“TWE”). The proceeds are to be used for general corporate purposes.
     The Registrant formed a wholly-owned Delaware business trust subsidiary, United Bancorp Capital Trust II (the “Trust”), for the specific purpose of: (1) investing in the Registrant’s Floating Rate Junior Subordinated Notes (the “Debt”), due September 30, 2036; (2) selling Trust Preferred Securities (the “Preferred Securities”) to TWE; and (3) issuing Common Securities (the “Common Securities”) to the Registrant.
     Effective as of September 27, 2006, the Registrant and the Trust entered into a Purchase Agreement with TWE. On September 27, 2006, the Registrant issued $10,310,000 in Debt to the Trust. Concurrently, the Trust issued $10 million of the Preferred Securities to TWE and $310,000 of the Common Securities to the Registrant. The Debt was purchased by the Trust concurrently with the Trust’s issuance of the Preferred Securities and the Common Securities. The proceeds to the Registrant, net of the Placement Agent’s fees and other offering expenses, was $10 million, of which approximately $5.75 million will qualify as Tier I capital for regulatory purposes based on the Registrant’s present capital structure.
     The interest on the Notes will be deductible and paid by the Registrant and represents the sole source of the Trust’s revenues available for distributions to the holders of the Preferred Securities. The undertakings of the Registrant with regard to the issuance include the Registrant’s guarantee of the Trust’s obligations pursuant to the Amended and Restated Trust Agreement of the Trust and the Guarantee Agreement.
     The Registrant has the right, assuming that no default has occurred regarding the Debt, to defer interest payments on the Debt, at any time and for a period of up to twenty consecutive calendar quarters. The Preferred Securities bear interest at a variable rate per annum equal to LIBOR plus 1.68%, which adjusts, and is payable, quarterly.
     The Preferred Securities will mature concurrently with the Debt on September 30, 2036, but can be called after September 30, 2011 or earlier upon the occurrence of a “Special Event,” as defined in the transaction documents. Generally, a Special Event includes changes in applicable law after the date of issuance, that (i) would cause the aggregate liquidation amount of the Preferred Securities to not be eligible to be treated by the Registrant as “Tier 1 Capital” (or the then equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve; (ii) would cause the Trust to be considered an “investment company” that is required to be registered under the Investment Company Act of 1940; or (iii) would cause (a) the Trust to become subject to United States federal income tax with respect to income received or accrued on the securities, (b) interest payable by the Registrant on the securities to not be deductible by the Registrant, in whole or in part, for federal income tax purposes, or (c) the Trust to be subject to more than a de minimis amount of other taxes, duties or other governmental charges.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANCORPORATION OF ALABAMA, INC.
Date: September 28, 2006	By:	/s/ Allen O. Jones, Jr.
Allen O. Jones, Jr.
Chief Financial Officer

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